Exhibit 99.1

KeyCorp Holds 2019 Annual Meeting

Meeting Focuses on Strong Financial Results

Shareholders Re-elect Board

KeyCorp (NYSE: KEY) held its annual meeting today in Cleveland, OH, where it highlighted 2018 as a strong year for the nearly 200-year-old institution. Shareholders heard about how Key’s distinctive relationship-based business model helps clients and communities thrive and delivers on commitments to create shareholder value.

“This past year, Key delivered strong financial results, including meaningful improvement in both profitability and returns. We achieved our sixth consecutive year of positive operating leverage and reached record full-year revenue of $6.4 billion. I am proud of our accomplishments in 2018, and believe we are well positioned for the future, as we focus on improving efficiency, managing risk, and increasing returns for our shareholders,” said Beth Mooney, Chairman and Chief Executive Officer, KeyCorp.

During the annual meeting, shareholders elected 14 nominees to KeyCorp’s Board of Directors, each with executive leadership experience across a number of industries. Board elections were one of six proposals put before shareholders at the company’s annual meeting, held at One Cleveland Center in Cleveland, OH.

Other proposals presented and approved by shareholders included the appointment of Ernst & Young LLP as the company’s independent auditor for the 2019 fiscal year; an advisory proposal on the compensation of KeyCorp’s named executive officers; approval of KeyCorp’s 2019 Equity Compensation Plan; approval of an increase in the number of authorized common shares; and approval of an amendment to KeyCorp’s Regulations.

About KeyCorp

KeyCorp’s roots trace back 190 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $141.5 billion in assets as of March 31, 2019. Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of over 1,100 branches and more than 1,500 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC, Equal Housing Lender.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “goal,” “objective,” “plan,” “expect,” “anticipate,” “intend,” “project,” “believe,” “estimate” and other words of similar meaning. Forward-looking statements represent management’s current expectations and forecasts regarding future events. If underlying assumptions prove to be inaccurate or unknown risks or uncertainties arise, actual results could vary materially from these projections or expectations. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the year ended December 31, 2018, as well as in KeyCorp’s subsequent SEC filings, all of which have been filed with the Securities and Exchange Commission and are available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward looking statements speak only as of the date they are made and Key does not undertake any obligation to update the forward-looking statements to reflect new information or future events.